Bonds.com Group, Inc. 10-K

Exhibit 10.64

RESTATED REVENUE SHARING AGREEMENT

This RESTATED REVENUE SHARING AGREEMENT, dated as of November 13, 2009 (this “Agreement”), is entered into between Radnor Research and Trading Company, LLC, with its principal place of business at 290 King of Prussia Road, Radnor, Pennsylvania 19087 (“Radnor”) and Bonds.com Group, Inc., a Delaware corporation (herein, together with its controlled subsidiaries, called the “Company”).

RECITALS

WHEREAS, Radnor and Bonds.com Inc., a controlled subsidiary of the Company, have entered into that certain Revenue Sharing Agreement, dated as of July 1, 2009 (the “RSA”); and

WHEREAS, the Company and Radnor desire to supersede and cancel the RSA in its entirety and, in lieu thereof, to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereby agreed as follows:

SECTION 1.           Definitions.  As used herein, the following terms shall have the meanings set froth below:

“Aggressor Party” means, with respect to a trade on the Company Trading Platform, a party that either (i) agrees to buy from the Company as Riskless Principal at a seller’s proposed purchase price or (ii) agrees to sell to the Company as Riskless Principal at a buyer’s proposed purchase price.  (Hit the bid and lift the offer).

“Company Trading Platforms” means the Company’s trading platform “BondStation,” together with any future enhancements or derivatives thereof (including, without limitation, “BondStation Pro”) and any successor and/or corollary platforms or programs operated by the Company or any of its subsidiaries.  This includes other linked trading platforms outside the Company from which the Company generates revenue.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Rules and regulations promulgated thereunder.

“Person” means a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Radnor Referral Net Revenues” means the revenues generated and received by the Company from the execution of a transaction on a Company Trading Platform in which at least one of the parties involved is a Radnor Referral and the Aggressor Party, less (i) all direct trading and transaction costs paid or payable to an unaffiliated third party with respect to :such transaction (inclusive of fees trade errors, etc), and (ii) the properly allocable portion of the costs incurred by the Company in the establishment and operation of the accounts of UBS Securities, Inc. and its customers who are agreed to be Radnor Referrals, as determined in good faith by the Company’s Chief Financial Officer and ratified by the Company’s Board.

“Radnor Referrals” means any Person (including, without limitation, any past, present or future clients of Radnor) whose name is provided by Radnor or a representative thereof to the Company as a potential customer for any of the Company Trading Platforms, provided, however, that no such Person shall be deemed a Radnor Referral if (x) such person has actively traded securities on any of the Company Trading Platforms (excluding promotional or trial trading activities that may have been provided to such Person by the Company) within the six (6) weeks preceding the date upon which such Person is referred to the Company by Radnor and (y) the Company informs Radnor in writing, within ten (10) days after submission of the proposed Radnor Referral’s name to the Company, that such Person is already a client (in accordance with clause (x) above) of the Company.

SECTION 2.           General Obligations.

(a)           The Company will make all of the Company Trading Platforms available to all Radnor Referrals subject, in each case, to the Company’s standard promotional, trial and trading procedures.

(b)           Each Radnor Referral, to the extent applicable, shall complete standard account paperwork, materially in accordance with the Company’s new account requirements, prior to trading securities on any of the Company Trading Platforms.

SECTION 3.           Representations and Warranties.  Each of the Company and Radnor represents and wan-ants that:

(a)           It is a registered broker-dealer under the Exchange Act.

(b)           It is in compliance with all applicable securities laws and all rules and regulations of the financial Industry Regulatory Authority (“FINRA”).

(c)           The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part, and this Agreement has been duly executed and delivered by it and constitutes valid and binding obligations, enforceable in accordance with its terms, except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law.

SECTION 4.           Covenants.  During the term of this Agreement, Radnor shall:

(a)           Comply with all aspects of SEC Rules 17a-3 and 17a-4 relating to copies of all supporting documents for compensation under this agreement for which the Company will make payments to Radnor;

(b)           Provide such documentation as requested the Company to any relevant governing regulatory authorities;

(c)           Maintain its status as a registered broker-dealer, and notify the Company if its status as a registered broker-dealer changes; and

(d)           Comply with all other applicable securities laws and all rules and regulations of FINRA.

SECTION 5.           Term.

(a)           The tern of this Agreement shall commence on November 13th 2009, and shall continue for three (3) years thereafter unless terminated pursuant to the other provisions of this Agreement.  This Agreement shall automatically renew, on the same terms and conditions; for additional one (1) year periods unless either party notifies the other in writing of its election to cancel such renewal within 90 days prior to the expiration of the then-current term.  If this Agreement is terminated, amended or otherwise modified, prompt notification will be provided by the Company to all regulatory organizations, if necessary.

(b)           Unless this Agreement is terminated by the Company pursuant to Section 11(a), the Company shall continue to pay Radnor Sharing Payments for a period eighteen (18) months following the date of termination of this Agreement.

SECTION 6.           Radnor Referrals.  Radnor shall provide to the Company the names of Radnor Referrals that are or may be interested in executing Securities trades on any of the Company Trading Platforms.  Within ten (10) days of the Company’s receipt of a proposed Radnor Referral, the Company shall inform Radnor in writing if such proposed Radnor Referral does not qualify as a Radnor Referral, by virtue of the provisions set forth in the definition of the term “Radnor Referral”.  Radnor agrees that it will refer a Person as a Radnor Referral only if (i) a Radnor representative shall have contacted senior official of such Person with a view to inducing such Person to use any of the company’s Trading platforms for trading its and/or its client securities and (ii) such official shall have indicated a significant interest in such use.  The initial list of mutually agreed upon Radnor Referrals as existing on the date hereof is set forth as Schedule 1 attached hereto and Schedule 1 shall be updated from time to time (but no less than monthly) with the names of additional mutually agreed upon Radnor Referrals provided by Radnor.

SECTION 7.           Revenue Sharing.  During the term of this Agreement and until the renegotiation of the revenue sharing arrangements and their documentation is completed as contemplated by Section 8. below, the Company shall, in consideration of Radnor introducing Radnor Referrals to the Company, make the revenue sharing payments to Radnor (collectively, “Revenue Sharing Payments”) equal to fourteen percent (14%) of all Radnor Referral Net Revenues.  In the event that George O’Krepkie shall cease to be an employee of the Company, and the Company shall engage a new person or persons to fulfill the responsibilities of George O’Krepkie, the Company will make Revenue Sharing Payments to Radnor equal to thirty-five percent (35%) of all Radnor Referral Net revenues less, the accrued compensation paid to such person or persons but in no event less that fourteen (14%) of such, Radnor Referral Net Revenues. Revenue Sharing Payments shall be paid by the Company to Radnor on a monthly basis within fifteen (15) days following the end of each calendar month, subject to the audit rights of Radnor set forth in Section 9 below.

SECTION 8.           Renegotiation

As promptly as practicable after the end of the first calendar quarter of 2010, the Company and Radnor will review the business records of the Company pertaining to the Revenue Sharing payments which have been made under this agreement as well as the mutual financial, reputational and professional benefits which have accrued to the Company and Radnor by virtue of mutual association with Radnor since July 1,2009.  The Company and Radnor will, in light of such review, thereupon if appropriate enter into negotiations in good faith with a view to revising the formula for determining future Revenue Sharing Payments in a mutually fair and equitable manner.

SECTION 9.           Audit Review of Revenue Sharing Payments.

(a)           Within 15 days after the end of each month, commencing with December 2009, the Company shall provide Radnor with a detailed statement of the Radnor Referrals and White Label Customers that executed trades on any of the Company Trading Platforms and the Radnor Referral Net Revenues or White Label Revenues, as applicable, associated therewith (“Monthly Statement”).

(b)           For a period of thirty (30) days following the delivery of the last monthly statement with respect to each fiscal year of the Company (the “Annual Audit Period”), Radnor may inspect and audit the business records of the Company for such fiscal year pertaining to the determination of Revenue Sharing Payments.  The Company shall provide Radnor and its outside accountants with access to the relevant records of the Company during reasonable business hours, to verify, at Radnor’s expense, the determination of Revenue Sharing Payments for such fiscal year, Unless Radnor delivers written notice to the Company on or prior to the last day of the Annual Audit Period specifying in reasonable detail all disputed items and the basis therefore, the parties shall be deemed to have accepted and agreed to the calculations of all the Monthly Statements for such fiscal year.  If Radnor so notifies the Company of an objection to any Monthly Statement for such fiscal year, the parties shall, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.  If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then an amounts remaining in dispute may, at the election of either party, be submitted to an independent accounting firm mutually acceptable to the parties (the “Accounting Firm”) who shall resolve such dispute within thirty (30) days of referral.  The decision Accounting Firm shall be final and binding upon the parties.  The cost of the Accounting Firm shall be borne by 50/50 by the Company and Radnor.

SECTION 10.           Indemnification.  Each party shall indemnify, defend and hold harmless the other party from and against any loss, damages or liability to the extent arising from its breach of any representations, warranties, covenants and obligations hereunder.

SECTION 11.           Termination.  Either party may terminate this Agreement: (a) in the event of a material breach by the other party of any of the terms and conditions hereof, provided ten (10) days prior written notice specifying the breach has been given to the other party and, if such breach may be cured, such other party has not cured such default within ten (10) days after receipt of such notice, or (b) by mutual written agreement of both parties.

SECTION 12.           Notices.

(a)           All notices which any of the parties may desire or be required to give to each other shall be given in writing.  Such notice and any payment to be made hereunder may be delivered personally to the other parties, or may be delivered by deposit In the United States mail, registered mail, postage prepaid, addressed to the other parties (as the case may be) at the addresses set forth below or at such other address as is given in writing to the other parties hereto.  The date of personal delivery of mailing of any such notice shall be deemed to be the date of such notice.

For Radnor: Victor Angermueller Radnor Research and Trading Co. 290 King of Prussia Road Radnor, Pennsylvania 19087	For the Company: Christopher Loughlin Bonds.com Group, Inc. 1515 S. Federal Highway, Ste 212 Boca Raton, FL 33432

SECTION 13.           Attorney’s Fees.  Should any dispute arise out of this Agreement and resort to legal services being required, the prevailing party shall be entitled to all costs and attorney’s fees from the other party.

SECTION 14.           Severabilty.  The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

SECTION 15.           Entire Agreement; Amendment; Waivers.  This Agreement, including its Schedules, contains the entire agreement between the parties relating to the subject matter hereof and supersedes any prior or other understandings, agreements or representations relating thereto.  This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by the parties hereto.  Waiver by any party of any breach of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any subsequent breach.

SECTION 16.           Governing Law.  This Agreement will be governed by the laws of the State of New York, without regard to its conflicts of laws principles.  Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the Courts of the State and Federal Courts of New York.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written above.

RADNOR RESEACH AND TRADING COMPANY, LLC

By:	/s/ Victor Angermueller
Name:	Victor Angermueller
Title:	Managing Director

BONDS.COM GROUP, INC.

By:	/s/ Christopher G. Loughlin
Name:	Christopher G. Loughlin
Title:	Chief Operating Officer